Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Atlas Energy Solutions Inc. Long Term Incentive Plan of our report dated February 15, 2023, with respect to the balance sheets of Atlas Energy Solutions Inc. included in the Prospectus of Atlas Energy Solutions Inc. filed pursuant to Rule 424(b) under the Securities Act filed with the Securities and Exchange Commission on March 10, 2023, relating to the Atlas Energy Solutions Inc.’s Registration Statement on Form S-1 (File No. 333-269488) originally filed with the Securities and Exchange Commission on January 31, 2023 (as amended, including all exhibits).

/s/ Ernst & Young LLP

Austin, Texas

March 13, 2023